EXHIBIT 99.1
JABIL ADDS INDEPENDENT BOARD MEMBER
July 26, 2005, St. Petersburg, FL — The Jabil Circuit, Inc. Board of Directors has announced the addition of Kathleen A. Walters to its Board, effective at its next regularly scheduled Board meeting in October.
“We are pleased to add Kathy Walters to the Jabil Board of Directors,” said William Morean, Jabil’s Chairman of the Board. “Kathy brings extensive global marketing and manufacturing experience to the Jabil Board. We look forward to her contributions and insights into our business.”
Walters is President of the North American Commercial Business for Georgia-Pacific Corp. with responsibility for the company’s away-from-home tissue business, including sales, marketing, customer service, business development and manufacturing. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Walters spent six years with Kimberly-Clark, primarily as President of their away-from-home business in Europe. Before joining Georgia-Pacific, Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She holds a bachelor’s degree in Mathematics from Syracuse University and a master’s of business administration degree from the Wharton School at the University of Pennsylvania.
“I am excited to join the Board of Directors of Jabil,” said Walters. “I have been impressed with the Jabil team and their accomplishments and look forward to contributing to the Board for the continued expansion of the business.”
“We have structured Jabil’s Board with progressive corporate governance practices, including having a majority of directors independent from Jabil,” commented Morean. The addition of Walters to the Jabil Board means six of the nine board members are independent under applicable NYSE standards.

About Jabil Circuit
Jabil is an electronic solutions company providing comprehensive electronics design, production and product management services to global electronics and technology companies. With more than 45,000 employees and facilities in 19 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available at jabil.com.
CONTACT:
Beth Walters
Vice President , Communications & Investor Relations
Jabil Circuit, Inc.
727-577-9749

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